FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (this “Agreement”), dated as of January 19, 2022, by and among [ ], a [ ] life insurance company (the “Insurance Company”), on behalf of itself and certain of its separate accounts; [ ], an open-end management investment company organized under the laws of [ ] (the “Trust”), on behalf of itself and each fund, severally and not jointly, listed on Attachment A under the heading “Acquiring Funds,” as such Attachment A shall be amended from time to time (each such fund, an “Acquiring Fund”, and together, the “Acquiring Funds”); [ ], a corporation organized under the laws of [ ] (the “Adviser”); Capital Research and Management Company, a corporation organized under the laws of the State of Delaware (“CRMC”); each fund, severally and not jointly, listed on Attachment B under the heading “Retail Funds”, as such Attachment B shall be amended from time to time (each such fund listed under the heading “Retail Funds”, a “Retail Fund” or an “Acquired Fund”, and collectively, the “Acquired Funds”); and American Funds Service Company, a corporation organized under the laws of the State of California (the “Transfer Agent”, and collectively with the Insurance Company, the Trust, the Adviser, the Acquiring Funds, CRMC and the Acquired Funds, the “Parties”, and each of them, a “Party”).

WHEREAS, the Insurance Company has issued or proposed to issue to the public, now and in the future, certain variable annuity contracts and variable life insurance policies for which the Trust is the underlying investment vehicle (the “Contracts”);

WHEREAS, the Insurance Company has established one or more separate accounts (the “Accounts”), for the purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is divided into various Acquiring Funds;

WHEREAS, each Account is divided into subaccounts which invest in corresponding Acquiring Funds as the underlying investment media for the Contracts;

WHEREAS, each Acquired Fund and each Acquiring Fund is registered with the SEC as an investment company under the 1940 Act;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits one or more Acquiring Funds to invest in one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, one or more Acquiring Fund may, from time to time, desire to invest in one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in compliance with the conditions of the Rule; and

WHEREAS, each Party is a party to that certain Fund Participation Agreement, dated as of [ ] (the “FPA”), and the Parties have mutually agreed to (i) terminate the FPA in accordance with the termination provisions thereof and (ii) replace the FPA with this Agreement.

NOW THEREFORE, in accordance with the Rule, the Parties desire to set forth the following terms pursuant to which one or more Acquiring Funds may invest in one or more Acquired Funds in compliance with the conditions of the Rule.

1.	(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist each Acquired Fund’s investment adviser with making the required findings under the Rule, the Parties agree as follows:

[(i) Redemptions. The Trust, the Adviser and each Acquiring Fund hereby acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request, as determined by the Adviser, partially or wholly in-kind.]

(ii) Timing and advance notice of redemptions. Each Acquiring Fund will (x) use reasonable efforts to provide advance notification of (A) at least twenty (20) business days prior to placing any redemption request for shares of the Acquired Fund(s) the value of which, in the aggregate, exceeds 5% of the total net assets of the Acquired Fund, and (B) at least ten (10) business days prior to placing any redemption request for shares of the Acquired Fund(s) the value of which, in the aggregate, exceeds 3% of the total net assets of the Acquired Fund (but is less than 5% of the total net assets), and (y) work in good faith with the Acquired Fund(s) to determine the most efficient and effective way to satisfy the redemption request in the best interests of both the Acquired Fund(s) and each Acquiring Fund. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the applicable Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist each Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.       (a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act, CRMC and each Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to any Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(e) CRMC and each Acquired Fund hereby represent and warrant to the Trust and the Adviser that an Acquired Fund in which an Acquiring Fund invests will only acquire securities of any other investment company or entity that would meet the definition of “investment company” in the 1940 Act in compliance with the conditions of the Rule.

3.       (a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act, the Trust, the Adviser and each Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to an Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b) The Insurance Company, the Trust and the Adviser each hereby agree that for as long as this Agreement is in effect, all proxies received by the Trust or the Adviser for matters requiring approval by shareholders of an Acquired Fund shall be echo voted in the same proportion as the votes cast for those shares held by other shareholders of the Acquired Fund who are not affiliated with the Insurance Company or the Adviser.

(c) The Insurance Company and the Adviser each hereby represent, warrant and covenant that it has adopted policies and procedures designed to prevent either it or its control affiliates (as such term is defined by Section 2(a)(3)(C) of the 1940 Act) from attempting the influence the operations of any Acquired Fund.

4.       (a) Each Retail Fund agrees to make Class R-6 shares available for investment by the Acquiring Funds.

5.       Each Acquired Fund reserves the right to temporarily suspend sales if the Board of Trustees of the applicable Acquired Fund (the “Acquired Fund Board”), acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Further, the Acquired Fund Board may refuse to sell shares of any Acquired Fund to any person, or suspend or terminate the offering of shares of any Acquired Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Acquired Fund Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state law, necessary in the best interests of the shareholders of such Acquired Fund, and as consistent with its antimarket-timing and late- trading policies and procedures.

6.       The Trust hereby represents, warrants and covenants that it has adopted policies and procedures designed to detect and discourage short-term or disruptive trading practices, which may include, but is not limited to, monitoring Contract owner trading activity. The Insurance Company and the Trust reserve the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract owners or an Account or Subaccount (as defined below).

7.       Transfer of the Acquired Funds’ shares will be by book entry only. No stock certificates will be issued to the Accounts or the Acquiring Funds. Shares ordered from a particular Acquired Fund will be recorded by the applicable Acquired Fund as instructed by the Trust in an appropriate title for the corresponding Acquiring Fund. Shares ordered from a particular Acquiring Fund will be recorded by the Trust or the Trust’s transfer agent as instructed by the Insurance Company in an appropriate title for the corresponding Account or Subaccount.

8.       (a) The Insurance Company shall bear the expenses for the cost of preparation and delivery of any Retail Fund prospectuses (and supplements thereto) to be sent to prospective Contract owners. Each Retail Fund shall provide, at its expense, such documentation, if any as may be required, (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for the Insurance Company once each year (or more frequently if the prospectus for a Retail Fund is amended), to have the prospectus or prospectuses, for the Contracts and the Retail Funds, printed together in one or more documents (such printing to be done at the Insurance Company’s expense with respect to prospective Contract owners and such printing and mailing to be done at Retail Fund’s expense to existing Contract owners).

(b) Each Retail Fund will provide to the Insurance Company and the Trust at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials that pertain to the Contracts, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the applicable Retail Fund or its shares, within a reasonable time after filing of each such document with the SEC or the Financial Industry Regulatory Authority.

(c) CRMC and each Acquired Fund hereby consent to the Insurance Company’s and Trust’s use of the names of CRMC, as well as the names of the Acquired Funds listed on Attachment B attached hereto, in connection with marketing the Acquiring Funds and the Contracts. The Insurance Company hereby acknowledges and agrees that CRMC and/or its affiliates own all right, title and interest in and to the names Capital Research and Management Company, American Funds, and American Funds Distributors and the name of each Acquired Fund, and covenants not, at any time, to challenge the rights of CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof. CRMC and each Acquired Fund hereby consent to the use of any trademark, trade name, service mark or logo used by the Insurance Company or the Trust, subject to CRMC’s and the applicable Acquired Fund’s approval of such use and in accordance with reasonable requirements of the Acquired Fund or CRMC. Such consent will terminate with the termination of this Agreement. The Insurance Company and Trust hereby agree and acknowledge that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of CRMC and/or the Acquired Funds.

9.       (a) The Insurance Company, the Trust and their affiliates shall make no representations concerning an Retail Fund’s shares except those contained in the then current registration statement, Prospectus, or statement of additional information of or applicable Retail Fund, in such printed information subsequently issued on behalf of the Retail Funds or other funds managed by CRMC as supplemental to the Acquired Funds’ Prospectus, in information published on the Retail Funds’ or CRMC’s website, or in materials approved by CRMC or its affiliates.

(b) CRMC and each Acquired Fund and their affiliates shall make no representations concerning the Trust’s shares or the Contracts except those contained in the then current registration statement, Prospectus or statement of additional information of the Trust or Contract, in such printed information subsequently issued on behalf of the Trust or the Insurance Company as supplemental to the Trust’s or Contract’s Prospectus, or in materials approved by the Insurance Company, the Trust or its affiliates.

10.       Indemnification.

(a) The Insurance Company, the Trust, the Adviser and each Acquiring Fund, as applicable, shall indemnify and hold harmless CRMC, each Acquired Fund, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), to which they may be subject, insofar as such Losses arise out of or are based upon (i) the Insurance Company’s, the Trust’s or the Adviser’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Insurance Company’s, the Trust’s or the Adviser’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any material breach by the Insurance Company, the Trust or the Adviser of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement by any of them. The Insurance Company, the Trust, as applicable, shall also reimburse CRMC, the Acquired Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which the Insurance Company, the Adviser or the Trust may otherwise have to CRMC, the Acquired Funds or their respective affiliates.

(b) CRMC and each Retail Fund, as applicable, shall each indemnify and hold harmless, the Insurance Company, the Trust, the Adviser, each Acquiring Fund, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act from and against any and all Losses to which they may be subject, insofar as such Losses arise out of or are based upon (i) CRMC’s or the applicable Retail Fund’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) CRMC’s or the applicable Retail Fund’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any material breach by the CRMC or a Retail Fund of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by any of them. CRMC, and each Retail Fund, as applicable, shall also reimburse the Insurance Company, the Trust, the Adviser and each Acquiring Fund and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which CRMC or a Retail Fund may otherwise have to the Insurance Company, the Adviser, the Trust and each Acquiring Fund and their respective affiliates.

(c) Promptly after receipt by a party entitled to indemnification under this Section 19 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 19, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this Section 19 for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

11.       The Parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 20. This Agreement will terminate with respect to one, some or all of the Acquiring Funds and Acquired Funds:

(a)               by mutual agreement at any time;

(b)       any Party at any time upon sixty (60) days’ written notice;

(c)       at the option of the Insurance Company, the Trust or CRMC or each Acquired Fund (with respect to that Acquired Fund) upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

(d)       at the option of the Insurance Company or the Trust, upon ten calendar days’ prior written notice, with respect to an Acquired Fund if shares of that Acquired Fund are not reasonably available;

(e)       at the option of the Insurance Company or the Trust, immediately upon written notice, if CRMC fails to meet the requirements for diversification under Section 817 (or any successor or similar provision) or to qualify as a registered investment company under the Code or if the Insurance Company or Trust reasonably and in good faith believes a Acquired Fund may fail to meet such requirements or qualify; or

(f)       in the event t a Acquired Funds’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of the Contracts issued or to be issued by the Insurance Company; in such event prompt notice shall be given by the Insurance Company, the Trust or the Acquired Fund to each of the other parties;

The effective date for termination pursuant to any notice given under this section shall be calculated beginning with the date of receipt of such notice.

Upon termination of this Agreement, the Acquiring Fund(s) may not purchase additional shares of the Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

12.       All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered by registered or overnight mail or electronic mail to the address for each Party specified below, which address may be changed from time to time by written notice to the other Party:

If to the Insurance Company, the Trust, the Adviser and/or the Acquiring Fund(s):

[ ]

If to CRMC, the Acquired Fund(s) and/or the Transfer Agent:

c/o Capital Research and Management Company

333 South Hope Street, 55th Floor

Los Angeles, CA 90071

with copies (which shall not constitute notice) to:

c/o American Funds Distributors, Inc.

333 South Hope Street, 55th Floor

Los Angeles, CA 90071

and:

American Funds Service Company

Attention: Contract Administration

3500 Wiseman Boulevard

San Antonio, TX 78251-4321

13.       If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

14.       If this Agreement terminates, each Acquired Fund, at the Trust’s option, will continue to make additional shares of the applicable Acquired Fund available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the applicable Acquired Fund liquidates or applicable laws prohibit further sales. The Trust agrees not to redeem shares of each Acquired Fund unless: (a) the Agreement is terminated; (b) legitimately doing so to meet Target Allocations; (c) under an order from the SEC or pursuant to exemptive relief granted by the SEC or pursuant to a vote of Contract owners; (d) as otherwise agreed to or permitted among the parties; or (e) Insurance Company or the Trust provides at least sixty (60) days advance written notice.

15.       The obligations of the Trust and the Acquired Funds under this Agreement are not binding upon any of the trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Trust and each Acquired Fund individually, but bind only the Trust and and the Acquired Funds’ assets. When seeking satisfaction for any liability of the Trust or an Acquired Fund in respect of this Agreement, each of the parties agree not to seek recourse against said trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if the Insurance Company or the Trust seek satisfaction for any liability of an Acquired Fund in respect of this Agreement, the Insurance Company (on behalf of itself or any Account) and/or the Trust may seek recourse against CRMC. The parties to this Agreement acknowledge that the obligations of each Acquiring Fund hereunder are several, not joint, and the assets and liabilities of each Acquiring Fund are separate and distinct. The parties hereto agree that all obligations and liabilities of an Acquiring Fund arising out of this Agreement are binding solely upon and may be satisfied solely from the assets or property of such applicable Acquiring Fund and shall not be binding on or satisfied from the trustees, directors, officers, members or shareholders of the Acquiring Fund. The Parties acknowledge that the obligations of each Acquired Fund hereunder are several, not joint, and the assets and liabilities of each Acquired Fund are separate and distinct. The Parties agree that all obligations and liabilities of an Acquired Fund arising out of this Agreement are binding solely upon and may be satisfied solely from the assets or property of such applicable Acquired Fund and shall not be binding on or satisfied from any other Acquired Fund, as applicable, or the trustees, directors, officers, members or shareholders of the Acquired Fund or of any Acquired Fund, as applicable. Notwithstanding the applicability of California law to this Agreement pursuant to Section 25, this provision with regard to the obligations and liabilities of the Trust and the Acquired Funds and their respective trustees, officers, employees or shareholders (except CRMC if it is a shareholder) shall control.

16.       This Agreement shall be construed in accordance with the laws of the State of California without reference to its conflicts of law provisions.

17.       This Agreement and the Parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a Party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a Party shall not be deemed to be an assignment for purposes of this Agreement.

18.       CRMC and the Acquired Funds agree that the names, addresses, and other information relating to the Contract owners or prospects for the sale of the Contracts developed by the Insurance Company are the exclusive property of the Insurance Company and may not be used by CRMC, the Acquired Funds or their affiliates or agents without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each Party agrees to maintain the confidentiality of all information (including personal financial information of the customers of either Party) received from the other Party pursuant to this Agreement. Each Party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.

19.       Each Party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each Party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a Party, the other Party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either Party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a Party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The Parties agree to cooperate in good faith in providing records to one another under this provision.

20.       The following sections shall survive any termination of this Agreement: 5-8, 19, 21-29.

21.       Each Party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such Party and when so executed and delivered this Agreement will be the valid and binding obligation of such Party enforceable in accordance with its terms, and will not result in its violating any applicable law or breaching or otherwise impairing any of its contractual obligations.

22.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

 23.       This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

24.       In the event of a dispute between the Parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them within 60 days from the date of the aggrieved Party’s notice of its intent to press the dispute, then before any party shall undertake to litigate the dispute it shall be submitted to non-binding arbitration conducted expeditiously. One arbitrator is to be named by each Party to the disagreement and a fifth arbitrator to be selected by the four arbitrators named by the Parties. The expenses of such arbitration shall be paid by the non-prevailing Party. The arbitrators’ findings may only recommend compensatory damages. Should any Party not be satisfied with the arbitrators’ decision the Parties may seek any other legal recourse.

25.        The execution of this Agreement shall be deemed to constitute the termination of the FPA as of the date first above written.

26.        The Insurance Company may receive certain holdings information (the “Holdings Information”) related to the Acquired Funds on a daily, weekly, monthly or other periodic basis from CRMC or one of their designees (each, an “Authorized Person”) in order to help evaluate the Acquired Funds for inclusion in the Contracts and to evaluate and coordinate with the Insurance Company’s internal hedging program (the “Purpose”). The Insurance Company agrees and acknowledges that all Holdings Information is confidential and may only be used by the Insurance Company for the Purpose and is provided by an Authorized Person on an "as is" basis in good faith believing it to be accurate but making no warranties, express or implied, regarding its accuracy, completeness, or performance. The Insurance Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence and shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of the Holdings Information as it employs with respect to its own confidential information of a like importance; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information; (d) will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (e) will notify CRMC immediately of any unauthorized disclosure or use of Holdings Information, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[INSURANCE COMPANY],

on behalf of itself and certain of its separate accounts

By: ________________________________

Printed Name: ______________________

Title: ______________________________

[TRUST],

on behalf of itself and each of the Acquiring Funds listed on Attachment A attached hereto

By: ________________________________

Printed Name: ______________________

Title: ______________________________

[ADVISER]

By: ________________________________

Printed Name: ______________________

Title: ______________________________

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: ________________________________

Printed Name: ________________________

Title: ________________________________

CAPITAL RESEARCH AND MANAGEMENT COMPANY,

on behalf of each of the Retail Funds listed on Attachment B attached hereto

By: ________________________________

Printed Name: ________________________

Title: ________________________________

AMERICAN FUNDS SERVICE COMPANY

By: ________________________________

Printed Name: ______________________

Title: ________________________________

ATTACHMENT A

List of Acquiring Funds

[ ]

ATTACHMENT B

List of Retail Funds

[ ]

Capital income builder

AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT

1.                  The parties to this Amended and Restated Shareholder Services Agreement (the “Agreement”), which is effective as of January 1, 2023, are Capital Income Builder, a Delaware statutory trust (the “Fund”), and American Funds Service Company, a California corporation (“AFS”). AFS is a wholly owned subsidiary of Capital Research and Management Company (“CRMC”). This Agreement will continue in effect until amended or terminated in accordance with its terms.

2.                  The Fund hereby employs AFS, and AFS hereby accepts such employment by the Fund, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Fund may from time to time require, in respect of Class A shares; Class C shares; Class T shares; Class F-1 shares, Class F-2 shares and Class F-3 shares (“Class F shares”); Class 529-A shares, Class 529-C shares, Class 529-E shares, Class 529-T shares, Class 529-F-1 shares, Class 529-F-2 shares and Class 529-F-3 shares (“Class 529 shares”); Class R-1 shares, Class R-2 shares, Class R-2E shares, Class R-3 shares, Class R-4 shares, Class R-5E shares, Class R-5 shares and Class R-6 shares (“Class R shares”); (Class A shares, Class C shares, Class T shares, Class F shares, Class 529 shares and Class R shares, collectively the “shares”) of the Fund, all of which services are sometimes referred to herein as “shareholder services.” In addition, AFS assumes responsibility for the Fund’s implementation and compliance with the procedures set forth in the Anti-Money Laundering Program (“AML Program”) of the Fund and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Fund upon request.

3.                  AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Fund, are called “participating investment companies.”)

4.                  AFS has entered into an agreement with DST Systems, Inc. (hereinafter called “DST”), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5.                  The Fund, together with the other participating investment companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders. Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, to serve on the Review and Advisory Committee.

6.                  AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee (annual rate)

Full service accounts: [FEE] per account

Third party serviced accounts (primarily networked, trust networked, street, recordkeeping)*: [FEE] of assets

*Includes F-3, 529-F-3 and R share accounts held by AFS

No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS’ books and responds to all participant inquiries.

The fees described above shall be invoiced and paid within 30 days after the end of the month in which the services were performed.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of trustees of the Fund.

7.                  a. All Fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, National Securities Clearing Corporation (NSCC) transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Fund or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services described in paragraph 7.b., provided such payments do not exceed the anticipated savings to the Fund, either in fees payable to AFS hereunder or in other direct Fund expenses, that AFS reasonably anticipates would be realized by the Fund from using the services of such third party rather than maintaining the accounts directly on AFS’ books and/or processing non-automated transactions. The limitation set forth above shall not apply to Class F shares, Class 529-F shares, Class ABLE-F-2 shares or Class R shares.

b.       During the term of this Agreement, AFS shall perform or cause to be performed the transfer agent services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Fund and AFS acknowledge that AFS will contract with third parties, to perform such transfer agent services. In selecting third parties to perform transfer agent services, AFS shall select only those third parties that AFS reasonably believes have adequate facilities and personnel to diligently perform such services. As set forth in the Administrative Services Agreement between the Fund and CRMC, CRMC or its affiliates shall monitor, coordinate and oversee the activities performed by the third parties with which AFS contracts.

8.                  It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the board of trustees of the Fund and all participating investment companies.

9.                  This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Fund to be evidenced by affirmative vote of a majority of the members of the board of trustees of the Fund.

10.             This Agreement may be terminated on 180 days’ written notice by either party. In the event of a termination of this Agreement, AFS and the Fund will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Fund may select, it being understood that all records relating to the Fund and its shareholders are property of the Fund.

11.             In the event of a termination of this Agreement by the Fund, the Fund will pay to AFS as a termination fee the Fund’s proportionate share of any costs of conversion of the Fund’s shareholder service from AFS to a successor. In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS. Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.

12.             In the event of disagreement between the Fund and AFS, or between the Fund and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution. If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13.             The obligations of the Fund under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund itself. AFS agrees to look solely to the assets of the Fund for the satisfaction of any liability of the Fund in respect to this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of January 1, 2023.

AMERICAN FUNDS SERVICE COMPANY	capital income builder

By /s/ Stephanie D. McNeely	By /s/ Jennifer L. Butler
Stephanie D. McNeely	Jennifer L. Butler
Secretary	Secretary

EXHIBIT A

to the

Amended and Restated Shareholder Services Agreement

AFS or any third party with whom it may contract (AFS and any such third-party are collectively referred to as “Service Provider”) shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Fund’s shares and shall provide such additional related services as the Fund’s shares may from time to time require.

1.	Record Maintenance

The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to the Fund’s shareholders holding the Fund’s shares in a Service Provider account (“Customers”) the following records:

a.	Number of shares;

b.                 Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.                  Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

d.                 Records of distributions and dividend payments; and

e.                  Any transfers of shares.

2.	Shareholder Communications

Service Provider shall:

a.                  Provide to a shareholder mailing agent for the purpose of delivering certain Fund-related material the names and addresses of all Customers. The Fund-related material shall consist of updated summary prospectuses and/or prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Fund related material to its Customers.

b.                 Deliver current Fund summary prospectuses, prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements.

c.                  Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of shares of the Fund owned by such Customer and the net asset value of shares of the Fund as of a recent date.

d.                 Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of shares of the Fund.

e.                  Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

f.                    With respect to Class A shares, Class C shares, Class T shares and/or Class F shares of the Fund purchased by Customers, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns.

g.                 If the Service Provider accepts transactions in the Fund’s shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.

3.	Transactional Services

The Service Provider shall communicate to its Customers, as to shares of the Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of the Fund, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

4.	Tax Information Returns and Reports

The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.	Fund Communications

The Service Provider shall, upon request by the Fund, on each business day, report the number of shares on which the transfer agency fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Fund with a monthly invoice.

6.	Coordination, Oversight and Monitoring of Service Providers

As set forth in the Administrative Services Agreement between the Fund and CRMC, CRMC shall coordinate, monitor and oversee the activities performed by the Service Providers with which AFS contracts. AFS shall monitor Service Providers’ provision of services including the delivery of Customer account statements and all Fund-related material, including summary prospectuses and/or prospectuses, shareholder reports, and proxies.